Exhibit 99.1

1.               The amount reported includes 606,670.64 membership units of Rural LEC Acquisition LLC that are owned by Seaport Capital Partners II, L.P. and 13,964.29 membership units that are owned by Seaport Investments, LLC.  The general partner of Seaport Capital Partners II, L.P. is CEA Investment Partners II, LLC.  CEA Investment Partners II, LLC is controlled by Seaport Associates, LLC.  Seaport Associates, LLC is controlled by William K. Luby and James J. Collis.  Seaport Investments, LLC is controlled by William K. Luby and James J. Collis.  Seaport Capital Partners II, L.P., Seaport Investments, LLC, CEA Investment Partners II, LLC, Seaport Associates, LLC and Messrs. Luby and Collis disclaim ownership of all securities reported herein in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.